Exhibit 10     Compensation of Named Executive Officers

Our executive officers are at-will employees. We do not have a written employment contract with any of them. We or the officer can terminate the employment relationship at any time, for any reason with or without cause. For 2015, we have set the following officers' annual salaries and expect to contribute to their defined contribution profit sharing trust accounts, as followings:

		Estimated
	2015	Profit Sharing
	Salary	Trust Contribution (1)
Karen Colonias
President and Chief Executive Officer	$360,500	$26,500

Ricardo Arevalo	216,300	21,630
Chief Operating Officer

Roger Dankel	216,300	21,630
President of North American Sales

Brian J. Magstadt	250,638	25,064
Chief Financial Officer, Treasurer and Secretary

Jeffrey E. Mackenzie	187,285	18,728
Vice President

(1)If we employ the officer on December 31, 2015, or if he or she is aged sixty or older, we will contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $26,500 for 2015, plus a pro rata share of forfeitures by other participants. The estimates in this table assume that no forfeitures will occur. Of this 10%, a discretionary contribution of 7% of his or her salary, if approved by our Board of Directors, will be paid in 2016, and the remaining 3% will be paid quarterly in the month following the last month of each calendar quarter of 2015.

The 2015 salaries for each of the Named Executive Officers represent an increase of 3% over their 2014 salaries.

Each of our officers participates in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors. For this purpose, we generally define operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:    Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs

Equals:    Operating profit

Once we determine the operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to our participating employees. We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ending on the last day of the second month of the quarter

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Less:    Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and
indefinite lived intangible assets) based on tiered phase-in schedule
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:    Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:    Qualifying level

Based on our operating profit for each of the 4 quarters of 2015, our officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect our officers’ ability to earn amounts in any other quarter. If the operating profit is lower or higher than the targeted operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2015, the annual operating profit goals, qualifying levels and targeted payouts for each of the following executive officers are as follows:

	Operating	Qualifying	Targeted
	Profit Goal	Level	Payout(1)

Karen Colonias	$145,349,000	$70,271,000	$1,609,000
Ricardo Arevalo	145,349,000	70,271,000	416,000
Roger Dankel	145,349,000	70,271,000	416,000
Brian J. Magstadt	145,349,000	70,271,000	442,000
Jeffrey E. Mackenzie	145,349,000	70,271,000	293,000

(1)Amounts expected to be paid for the full year of 2015 if operating profit goals established at the beginning of the year are met and qualifying levels are as projected at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

Each of our officers is eligible to participate in our 2011 Incentive Plan for 2015. However, as a result of an ongoing compensation study, the Compensation and Leadership Development Committee has not yet determined the number of shares, the goals and the conditions of vesting for each of our Named Executive Officers to receive awards of restricted stock units.

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